EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement No. 333-140034 and related Prospectus of Cyclacel Pharmaceuticals, Inc for the registration of up to 3,172,168 shares of common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, England
March 16, 2011